Exhibit 99.1
Media Contact:
James Fisher, 703-433-8677
james.w.fisher@sprint.com
Investor Relations Contact:
Yijing Brentano, 800-259-3755
investor.relations@sprint.com
SPRINT NEXTEL APPROVES BYLAW AMENDMENT
ALLOWING SHAREHOLDERS TO CALL SPECIAL MEETINGS
OVERLAND PARK, Kan. — Nov. 12, 2009 — Sprint Nextel Corp. (NYSE: S) today announced that its Board of Directors has approved an amendment to the corporate bylaws allowing the record holders of shares representing at least 10 percent of all issued and outstanding common stock to call a special meeting of shareholders.
To call a special meeting, shareholders must submit a written request to the Secretary of the Corporation that meets certain requirements stated in the bylaws, including those related to the timing of similar items or the timing of meetings already scheduled.
The action follows approval at Sprint’s May 2009 Annual Meeting of a shareholder proposal requesting this action. Approximately 77 percent of shares voted at the Annual Meeting were cast in favor of the proposal.
“The board’s action is another example of Sprint’s commitment to high standards of corporate governance, and responsiveness to our shareholders,” said Charles Wunsch, Sprint’s General Counsel. “Our shareholders now have the ability, within appropriate guidelines, to call a special shareholders’ meeting to consider matters they believe are urgently important to Sprint.”
A copy of Sprint’s updated bylaws is available at www.sprint.com/governance.
ABOUT SPRINT NEXTEL
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the third quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.